Exhibit 99.3

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

YUCAIPA AMERICAN ALLIANCE FUND II, L.P., a Delaware limited partnership, and YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P., a Delaware limited partnership, Plaintiffs,	) ) ) ) ) )	C.A. No.
v.	) ) )
LEONARD RIGGIO, STEPHEN RIGGIO, GEORGE	)
CAMPBELL JR., MICHAEL J. DEL GIUDICE,	)
WILLIAM DILLARD, II, PATRICIA L. HIGGINS,	)
IRENE R. MILLER, MARGARET T. MONACO,	)
LAWRENCE S. ZILAVY, and BARNES & NOBLE,	)
INC., a Delaware corporation.	)
)
Defendants.	)

VERIFIED COMPLAINT FOR DECLARATORY RELIEF,

INJUNCTIVE RELIEF AND DAMAGES

Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund

II, L.P (collectively, “Yucaipa” or “Plaintiffs”), by and through their undersigned counsel, allege,

upon knowledge as to their own actions and otherwise upon information and belief (including the investigation of counsel and review of publicly available information), as follows:

SUMMARY OF ACTION

1.      This case is about a self-dealing scheme designed to entrench the Riggio family in their control of Barnes & Noble, Inc. (“B&N” or the “Company”) and prevent an effective proxy contest from being mounted by Yucaipa or other public stockholders.1 In breach of their fiduciary duties, the Board of Directors of B&N, Leonard Riggio, Stephen Riggio, George

1 In this Complaint, all stockholders other than the Riggio family, those business associates beholden to the Riggio family, the Board and Company management are referred to as the “public stockholders.”

Campbell Jr., Michael J. Del Giudice, William Dillard, II, Patricia L. Higgins, Irene R. Miller,

Margaret T. Monaco, and Lawrence S. Zilavy (the “Director Defendants” or the “Board”),

adopted a poison pill triggered when any stockholder other than the Riggio family acquires 20%

or more of the outstanding shares of B&N. This poison pill was adopted shortly after Yucaipa’s public announcement that it intended to express its views “regarding the need for improved corporate governance,” and contemporaneously with Yucaipa’s acquisition of 17.8% of B&N common shares. The Board did so despite the fact that the Riggio family owns approximately

32.4%2 of B&N common shares and, together with other B&N insiders and business associates beholden to the Riggios, they collectively own approximately 38.2% of B&N common shares.

2.       The B&N Board, in a further breach of its fiduciary duties, subsequently refused

(a) Yucaipa’s request to allow public stockholders to purchase, without triggering the poison pill,

an equivalent amount of B&N common shares to those owned by the Riggo family, and (b) to directly answer Yucaipa’s question as to whether Riggio family members were allowed, under the vague and ambiguous provisions of the poison pill, to acquire more than 50% of B&N common shares.

3.      The B&N Board has not identified any material benefit to the Company’s public stockholders in adopting the poison pill. Yet the benefits to the Riggio family and the Board in ensuring that they will remain in control and office are obvious. This is particularly troublesome given the Board’s failure to use an independent special committee when adopting the poison pill and the history of self-dealing transactions involving the Riggios, including:

2 All share calculations are based on information in either the Company’s or the individual stockholder’s most recent SEC filings. Beneficial ownership is calculated consistent with Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended,

and therefore includes options exercisable within 60 days of the date the information was reported.

a.	Using B&N as the Riggios’ personal piggy bank, when they sold Barnes & Noble

College Booksellers, Inc. (“College Books”) – owned by Leonard Riggio and his wife – to B&N for cash and notes[3] at an above-market price and interest rate,

respectively;

b.	Causing B&N to enter into leases with entities in which the Riggio family has an interest with aggregate annual rent of approximately $5.5 million in fiscal year

2008 alone;

c.	Causing B&N to purchase textbooks, for $8.25 million in fiscal year 2008 alone,

from MBS Textbook Exchange, Inc. – an entity in which Leonard Riggio,

Stephen Riggio and various members of the Riggio family have a majority interest; and

d.	Causing B&N to hire a company owned by Leonard and Stephen Riggio’s brother and friends to provide freight distribution services for all of B&N’s shipping to its retail stores.

4.      Yucaipa expects to propose a slate of three directors to oppose management’s slate at the next annual meeting of B&N stockholders which B&N has publicly stated will be held on or before September 30, 2010. As detailed below, the poison pill – with one set of rules for the Riggio family and another set of rules for all the other B&N stockholders – creates a terribly slanted playing field and makes it extremely difficult, if not impossible, for Yucaipa and

B&N’s other public stockholders to overcome the huge voting advantage the poison pill gives to the Riggio family and their beholden business associates. The poison pill gives the Riggios and the Board an unfair advantage in a proxy contest by deterring or preventing public stockholders

3 The notes also contain a change of control provision – often referred to as a “poison put.”

from exercising their franchise, thereby ensuring that the Riggio family and the incumbent Board remain in control and in office.

5.      Yucaipa challenges those features of the poison pill that inhibit B&N’s public stockholders from exercising their stockholder franchise. Yucaipa requests that the Court implement one or more of the following remedies for Defendants’ breaches of their fiduciary duties in adopting and refusing to amend the poison pill. These are all designed to level the playing field so that (a) B&N’s public stockholders may, through a proxy contest, fairly express their displeasure with the Riggios’ self-dealing transactions and the Board’s complicity in approving them, and (b) B&N’s public stockholders may fairly assert and protect their rights as stockholders now and in the future.

6.      First, Yucaipa requests that the Court declare that the 20% trigger for the poison pill is invalid and should instead be at least 30%. This is less than the approximately 32.4% of

B&N’s outstanding shares owned by the Riggio family, whom the B&N Board preferentially exempted from the effects of the poison pill. Alternatively, Yucaipa requests that the Court enjoin the Riggio family from exercising voting rights for any of their shares above the 20%

ownership limit that the poison pill imposes on other stockholders.

7.      Second, Yucaipa requests that the Court declare that no member of the Riggio family may acquire shares resulting in collective ownership by the Riggio family of more than the approximately 32.4% of the Company’s outstanding shares that the family owned at the time the poison pill was adopted.

8.      Third, Yucaipa requests that the Court declare that Yucaipa and other stockholders may, without triggering the poison pill, cooperate with and/or enter into agreements, arrangements or understandings with any other stockholder of the Company with respect to (a) a proxy contest for the election of directors, or (b) a vote of the stockholders concerning whether to keep the poison pill in place. Alternatively, Yucaipa requests that the

Court declare that the provisions of the poison pill which would cause the pill to be triggered by such stockholder actions are invalid.

9.      Leonard Riggio personally owns approximately 30.6% of B&N’s issued and outstanding common stock, and exercises practical dominion and control over the business and affairs of the Company as its founder, largest individual stockholder, CEO until 2002 (when he was replaced by his brother, Stephen) and Chairman of the Board since 1986. In addition,

Leonard Riggio dominates the Board through personal and professional relationships with the other Director Defendants. Leonard Riggio is a “controlling stockholder” of the Company.

While serving as the Chairman of B&N’s Board and during his tenure as CEO, Leonard Riggio repeatedly engaged in self-dealing transactions with B&N and used its resources to advance his own family’s personal business ventures at the expense of B&N and its public stockholders.

10.      For example, in August 2009, B&N agreed to purchase College Books. College

Books was a company then owned entirely by Leonard Riggio and his wife. While Leonard

Riggio and his wife received over a half a billion dollars in cash and notes from the transaction,

B&N used much needed cash and incurred significant debt to pay an excessive amount for a company that conducts business in an increasingly challenging environment: college textbook sales. Immediately prior to the College Books transaction, Leonard Riggio also caused College

Books to distribute 667,058 B&N shares held by College Books (representing approximately

1.2% of the outstanding B&N shares) to 17 members of College Books’ management, all of whom were appointed by Leonard Riggio. Due to Leonard Riggio’s substantial control and influence over the Board, it is not surprising that they approved such an unfavorable transaction that was disadvantageous and not entirely fair to the Company or its public stockholders.

11.      In response to such blatant self-dealing by Leonard Riggio, and with legitimate concerns about the adequacy and enforcement of the Company’s corporate governance policies and practices (as evidenced by, among other things, the College Books transaction), Yucaipa began to raise with the Board concerns about the Riggios’ self-dealing and domination of the

Company, the deteriorating performance of the Company, and the poor corporate governance at the Company. These communications were either ignored or rebuffed by Leonard Riggio and the other Board members. With the stock price of B&N declining after the College Books acquisition and believing that, despite this acquisition, B&N’s shares were still undervalued,

Yucaipa acquired shares in the Company to, among other things, increase its voting power should it decide to nominate a slate of independent directors at B&N’s next annual stockholder meeting. However, without a stock position large enough to neutralize the Riggios’ voting power (which is supplemented by their control of the corporate machinery and treasury), a proxy contest to provide the Company’s stockholders an alternative to the continued self-dealing domination of the Company by the Riggios is practically impossible. B&N’s nine-member

Board is divided into three classes elected for three year terms. Thus, even if Yucaipa were to succeed in electing a full slate of three independent directors, those directors would be a minority of the Board.

12.      Just four days after Yucaipa disclosed that it had increased its stake in B&N to approximately 16.8% and announced its concern about the governance of B&N (and the same day that Yucaipa disclosed that it had increased its stake to approximately 17.8%), the Board adopted the poison pill. The Board’s sudden concern with Yucaipa’s accumulation of shares was in marked contrast to the Board’s historical indifference to the Riggios’ accumulation of shares.

For example, the Company had adopted a poison pill in July 1998 which it allowed to expire in

July 2008, and the Company expressly elected, in its certificate of incorporation, not to be governed by Section 203 of the Delaware General Corporation Law. Thus, during this period when the most obvious party could acquire absolute control of the Company without paying an appropriate premium – the Riggio family – the Board was indifferent to protecting the public stockholders from share purchases by the Riggios. Indeed, as detailed below, the Board authorized transactions that actually increased the Riggios’ percentage ownership while the prior poison pill was in place. However, within days after the Riggios and the Board became aware that Yucaipa might be willing to accumulate a stock position large enough to challenge the

Riggios and thereby provide a meaningful choice to the public stockholders in a proxy contest,

the Board adopted a poison pill. The Board’s action was not for the purpose of protecting the public stockholders, but rather for the sole purpose and with the effect of obstructing any stockholder from running a proxy contest challenging the Riggios’ dominance and control as well as assuring that they would remain in office.

13.      The poison pill is replete with provisions that operate to the advantage of the

Riggios and to the detriment of B&N’s public stockholders. For example:

a.	Leonard Riggio, who beneficially owned approximately 30.6% of the Company’s common stock at the time the Board adopted the poison pill, is exempted from the poison pill’s 20% trigger.

b.	Even though the “grandfather” provision of the poison pill is drafted as a general provision of purportedly neutral application, the only stockholder who can possibly qualify for the exception to the general 20% ownership rule is Leonard

Riggio and other Riggio family members (or trusts for their benefit);

c.	The poison pill allows for transfers of shares among the members of the Riggio family or trusts for their benefit without triggering the poison pill, establishing members of the Riggio family as part of a special class of stockholders with preferential rights.

d.	The poison pill is triggered if stockholders owning more than 20% of the stock of the Company enter into any “agreement, arrangement or understanding (written or oral) for the purpose of . . . voting . . . any voting securities of the Company . . .

[or] . . . cooperate in . . . influencing the control of the Company.” (Emphasis supplied.) This broadly worded provision is intended to stifle stockholder dissent by preventing existing, dissatisfied stockholders of the Company from

“cooperating” in connection with a proxy contest which might dislodge the

Riggios from wielding de facto control of the Company, notwithstanding that the

Riggios and others beholden to the them already own approximately 38.2% of the

Company’s stock.

e.	The poison pill effectively prohibits stockholders owning, individually, shares,

which if added together would be in excess of 20%, from cooperating, reaching agreements, arrangements or understandings in connection with a proxy contest while the Riggio family through the Company is free to engage in all of those activities. As a result, the pill materially interferes with the stockholder franchise.

f.	The poison pill is written with a calculated and artful ambiguity as to whether the entire Riggio family is “grandfathered” under the poison pill but unable to acquire any additional shares, or whether members of the family other than Leonard

Riggio could acquire additional stock of the Company, so that the family could collectively acquire over 50% of the Company’s stock without triggering the poison pill. Indeed, when Yucaipa twice asked in letters whether any member of the Riggio family could acquire additional shares without triggering the poison pill, the Board twice refused to directly answer the question.

g.	The poison pill operates to preclude collective action by public stockholders –

none of whom owns more than 20% of the Company’s stock – but apparently allows members of the Riggio family, which already beneficially owns approximately 32.4% of the stock, to achieve absolute voting control.

h.	The poison pill expressly allows the Board to approve additional share acquisitions by the Riggio family so that the poison pill is not triggered by such acquisitions, but the poison pill does not provide the same approval mechanism for share acquisitions by persons other than the Riggios.

i.	The poison pill is not triggered by additional shares being issued to Leonard or

Stephen Riggio, who already beneficially own approximately 32.4% of the

Company’s stock, pursuant to the Company’s compensation plans. Thus, the

Riggios will be able to augment their share position under the poison pill.

14.      As set forth herein, the Board has used the poison pill as a weapon to intentionally discriminate against Yucaipa and B&N’s other public stockholders. The poison pill deters or prevents B&N’s public stockholders from conducting a proxy contest and operates to entrench the Riggios to the detriment of the public stockholders. Such a result constitutes an impermissible restraint upon B&N’s public stockholders’ franchise rights, serving only the

Riggios’ and the Director Defendants’ self-interests to maintain control of the Company and remain in office.

15.      The Board’s adoption and maintenance of the poison pill is wrongful for numerous reasons, including:

a.	The poison pill was adopted and is being maintained for the principal purpose and/or effect of frustrating a proxy contest and improperly limiting the public stockholder franchise.

b.	The adoption of the poison pill with a 20% trigger, while “grandfathering” the

Riggio family’s significantly higher ownership stake and potentially allowing them to acquire absolute voting control, is not reasonable in relation to any legitimate corporate purpose.

c.	The poison pill materially interferes with the stockholder franchise. The Board in adopting the poison pill did not and cannot identify either a compelling corporate justification or a threat to an important corporate policy which would outweigh the harm to the stockholder franchise.

d.	The poison pill is an unfair, self-dealing transaction between the Company and the Riggios because it provides materially preferential treatment and custom-

made benefits to the Riggios who exercise practical control over the Company.

e.	The Board was grossly negligent in adopting and maintaining the poison pill,

because the Board either ignored or failed to understand the most critical component of the poison pill: how the poison pill would inappropriately and disproportionately benefit and protect the Riggios’ exercise of control and would materially and unfairly disenfranchise and discriminate against the other stockholders of the Company. Indeed, even after twice being asked in writing, the

Board refused to answer the basic but critical question of whether the Riggios can acquire more than 50% of the Company’s stock without triggering the poison pill.

(See Exhibit A, Yucaipa’s letter, dated January 28, 2010, to the B&N Board;

Exhibit B, B&N’s letter to Managing Partner of Yucaipa, dated February 17,

2010; Exhibit C, B&N’s 8K dated February 17, 2010, attaching amendment to the poison pill; and Exhibit D, Yucaipa’s letter, dated February 25, 2010, to the B&N

Board, to which there has been no response.)

f.	The Board acted in bad faith because (i) no committee of independent directors considered whether the adoption of a poison pill with custom-crafted Riggio exceptions was for the benefit of the other stockholders and (ii) the adoption and continuation of the poison pill are not in the best interests of the Company or its public stockholders, but instead were intended to stifle stockholder dissent and to ensure the Riggios’ continued control of the Company.

16.      The purpose for which the poison pill was adopted is best demonstrated by the

Board’s response to Yucaipa’s request that it be permitted to acquire the same percentage of shares as were collectively owned by the Riggios and other B&N insiders. The acquisition of such a share position by Yucaipa would not cause a change of control, but rather would neutralize the practical control exercised by the Riggios and the insiders beholden to them,

thereby enhancing the value of the remaining public shares. Yet, the Board refused Yucaipa’s request without any legitimate explanation of resulting benefit to the Company’s public stockholders, nor did the Board address why it was appropriate at the same time to enshrine the

Riggios’ ownership and control by creating a different set of rules for them. It is manifest that only the Riggios and those beholden to them benefit from the Board’s refusal to allow any other stockholder to own an equivalent stake in the Company.

THE PARTIES

17.      Plaintiff Yucaipa American Alliance Fund II, L.P. (“YAAF II”) is a Delaware

limited partnership with its principal place of business located at 9130 W. Sunset Boulevard, Los

Angeles, California 90069. YAAF II is the direct beneficial owner of 6,806,868 shares of

B&N’s common stock, which represents 11.8% of the B&N shares outstanding.

18.      Plaintiff Yucaipa American Alliance (Parallel) Fund II, L.P. (“YAAF II Parallel”)

is a Delaware limited partnership with its principal place of business located at 9130 W. Sunset

Boulevard, Los Angeles, California 90069. YAAF II Parallel is the direct beneficial owner of

4,484,345 shares of B&N’s common stock, which represents 7.8% of the B&N shares outstanding.

19.      YAAF II and YAAF II Parallel together beneficially own 11,291,213 shares representing approximately 19.6% of the B&N shares outstanding and at all times relevant hereto, have been record or beneficial stockholders of B&N shares.

20.      Defendant Leonard Riggio has been Chairman of the Board since 1986. He also served as the Chief Executive Officer of B&N from 1986 through February 2002, at which time he turned the reins over to his younger brother, Stephen Riggio. Leonard Riggio is the direct beneficial owner of 17,900,132 shares of B&N’s common stock, which represents approximately

30.6% of the shares outstanding, and is by far the largest individual stockholder of B&N.

21.      Defendant Stephen Riggio is the younger brother of Leonard Riggio, and has been a director of the Company since September 1993. Stephen Riggio joined the Company in 1975.

From 1981 to 1987, he served as Vice President and General Manager of the Company’s direct mail division, and in 1987 he was appointed Executive Vice President of Merchandising. From

1995 to 1997, Stephen Riggio was the Company’s Chief Operating Officer. He was appointed

Vice-Chairman in 1997, and replaced Leonard Riggio as Chief Executive Officer from February

2002 until March 18, 2010, when he was succeeded by William Lynch. Stephen Riggio is the direct beneficial owner of 1,516,751 shares of B&N common stock, which represents approximately 2.6% of the B&N shares outstanding. In addition, he is the beneficiary of options to purchase another 964,202 B&N shares held in trust for him by Leonard Riggio. Each fiscal year since at least 2006, Stephen Riggio has been paid at least approximately $3 million by the

Company in cash and equity-based compensation.

22.      Defendant George Campbell Jr. (“Campbell”) has been a B&N Board member since 2008, and serves on the Compensation Committee. Campbell beneficially owns 8,115 shares of B&N common stock. In 2008, Campbell received over $60,000 in director compensation.

23.      Defendant Michael J. Del Giudice (“Del Giudice”) has served as a B&N Board member since 1999, and is the Chair of the Compensation Committee and a member of the

Corporate Governance and Nominating Committee and the Audit Committee. Del Giudice

beneficially owns 46,974 shares of B&N common stock. In 2008, he was paid nearly $130,000 in director compensation.

24.      Defendant William T. Dillard, II (“Dillard”) has been a member of the B&N

Board of Directors since November 1993, when B&N went public. Dillard is the Chair of the

Corporate Governance and Nominating Committee, and is a member of the Compensation

Committee. Dillard beneficially owns 89,635 shares of B&N common stock. In 2008, he was paid over $200,000 in director compensation.

25.      Defendant Patricia L. Higgins (“Higgins”) served on the B&N Board from 1999 to 2004 and again since June 2006. Higgins is a member of the Audit Committee and the

Corporate Governance and Nominating Committee. Higgins beneficially owns 32,553 shares of

B&N common stock. In 2008, she was paid over $200,000 in director compensation.

26.      Defendant Irene R. Miller (“Miller”) has been a member of the Board of the

Company since May 1995. Miller served as the Chief Financial Officer of the Company from

September 1993 to June 1997. From September 1995 to June 1997, Miller was Vice-Chairman

of the Company. Miller beneficially owns 51,329 shares of B&N common stock. In 2008,

Miller received nearly $200,000 in director compensation.

27.      Defendant Margaret T. Monaco (“Monaco”) has been a member of the Company

Board since May 1995 and serves on the Audit Committee. Monaco beneficially owns 93,848 shares of B&N common stock. In 2008, Monaco received nearly $200,000 in director compensation.

28.      Defendant Lawrence S. Zilavy (“Zilavy”) has been a Board member since June

2006. Zilavy beneficially owns 32,553 shares of B&N common stock. In 2008, Zilavy received more than $140,000 in director compensation.

29.      Defendant Barnes & Noble, Inc. (“B&N” or the “Company”) is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York.

FACTS COMMON TO ALL COUNTS

A.	A Brief Overview of Barnes & Noble and Its Current Financial Status

30.      B&N is the world’s largest bookseller. The Company’s main businesses include retail stores, internet sales, publishing, and eBooks. As of October 2009, the Company operated

775 retail book stores and over 630 college bookstores, and conducted its online businesses through barnesandnoble.com llc.

31.      In fiscal year 2008, B&N had revenues of $5.12 billion, compared to $5.29 billion in 2007. As reported by Reuters Company Research on April 29, 2010, over the past five years,

B&N lost approximately 35% of its market value – underperforming the S&P 500 Total Return

Index by approximately 39%. According to data from Standard & Poor’s Equity Research as of

April 24, 2010, over the last three years, B&N sales have been stagnant, hovering at a compound-annual growth rate of less than 1% while net income has fallen on average by approximately 16% per year during that period.

32.      For the third-quarter that ended January 30, 2010, B&N earned $80.4 million, or

$1.38 a share, approximately a 5.6% decrease from $85.1 million, or $1.42 a share, for the book retailer for the same period in the previous year. For the same time period, store sales fell 4.7%

to $1.3 billion and sales at stores open at least 15 months fell 5.5%, compared to the same period in the previous year. B&N expects a fourth-quarter loss between 85 cents and $1.15 a share. For the year, the Company foresees earnings in the range of 23 cents to 53 cents. Additionally, B&N expects a stores sales drop between 3% and 5% for the current fiscal year.

B.	The Riggios’ Control Over the Company

33.      B&N is controlled by Leonard Riggio, its founder, Chairman of the Board, and controlling stockholder. Leonard Riggio controls B&N through his beneficial ownership of approximately 30.6% of B&N’s outstanding common stock and through his influence over the

Board and other persons beholden to him, including, Stephen Riggio, who owns approximately

2.6% of the outstanding B&N shares and for whom Leonard Riggio holds in trust options to purchase 964,202 shares of stock for his benefit. Leonard Riggio and Stephen Riggio collectively own approximately 32.4% of the Company. If the shares of B&N stock received by the former College Books officers and employees – all of whom were appointed by Leonard

Riggio – are included, the percentage increases to approximately 33.5%. The non-Riggio directors and officers of the Company beneficially own 3,386,508 shares, increasing the percentage of shares owned by the Riggio family and those beholden to it to approximately

38.2%.

34.      While serving as the Chairman of B&N’s Board and during his tenure as CEO of the Company, Leonard Riggio repeatedly used B&N and its resources to advance the business ventures of himself and his family and friends at the expense of B&N and its stockholders. For example, Leonard Riggio caused B&N to enter into leases with entities in which the Riggio family has an interest with aggregate annual rent of approximately $5.5 million in fiscal year

2008 alone. Leonard Riggio also caused B&N to purchase textbooks, in an amount totaling

$8.25 million in fiscal year 2008 alone, from MBS Textbook Exchange, Inc. – an entity in which

Leonard Riggio, Stephen Riggio and various members of the Riggio family have a majority interest. Additionally, Leonard Riggio caused B&N to hire a company owned by a brother of

Leonard and Stephen Riggio and friends to provide freight distribution services for all of B&N’s shipping to its retail stores. Leonard Riggio also caused B&N to transact business on noncompetitive and disadvantageous terms with two other companies in which he holds minority interests. These companies were B&N’s principal supplier of music, movies, newspapers and magazines, and its supplier for database equipment and services. Finally, in yet another unfair related-party transaction, Leonard Riggio caused B&N to buy one of his companies that later became a wholly-owned subsidiary of GameStop Corp. (“GameStop”) at a significant premium over the price he and his investor friends had paid just two years earlier. Leonard Riggio subsequently had B&N divest its holdings in GameStop despite its success, which resulted in

Leonard Riggio receiving the largest distribution of shares due to his status as B&N’s largest individual stockholder.

35.      Not surprisingly, B&N and its public stockholders have been harmed by these unfair transactions with companies controlled by or affiliated with Leonard Riggio. B&N has been overcharged for goods and services, forced to sell goods at a discount or subsidize Leonard

Riggio’s related companies’ operating costs by providing office space at cost, and marketing and other services at no cost. By approving these types of related transactions, the Board, comprised of friends, employees, and others beholden to Leonard Riggio, have repeatedly demonstrated their lack of independence from the Company’s Chairman by their willingness to rubber stamp transactions that give Leonard Riggio and his friends and family substantial benefits to the detriment of B&N and its stockholders.

C.	The College Books Acquisition

1.        Background of College Books

36.      College Books was founded by Leonard Riggio in 1965 and is one of the largest operators of college and university bookstores in the nation. College Books was entirely owned by Leonard Riggio and his wife, Louise Riggio, until it was acquired by B&N on September 30,

2009.

37.      Leonard Riggio abused his power over B&N by siphoning benefits from the

Company to advantage College Books. For example, B&N subsidized College Books’ operating costs by leasing office space to College Books at cost, and supplying inventory to College Books stores at attractive rates. Leonard Riggio’s manipulation of B&N allowed College Books to become one of the largest operators of college and university bookstores in the U.S. However,

when faced with declining sales growth and a changing market landscape, Leonard Riggio liquidated his investment in College Books by selling it to B&N for over half a billion dollars,

which drained B&N of cash and significantly increased its debt burden to finance the sale.

2.        The Board’s Announcement of the College Books Acquisition

38.      On August 10, 2009, B&N announced that it had entered into a stock purchase agreement with Leonard and his wife, Louise Riggio, in which B&N would acquire all of

College Books’s issued and outstanding stock, in a transaction valued at $596 million. In return,

Leonard and Louise Riggio would receive $346 million in cash and $250 million in B&N-issued notes.

39.      The College Books transaction was completed on September 30, 2009. An SEC filing revealed that the transaction purchase price had been reduced to $514 million, reflecting

$82 million in cash bonuses paid to College Books management team and employees. In addition, Leonard Riggio caused College Books to distribute 667,058 shares of B&N stock

(approximately 1.2% of the outstanding B&N shares) to 17 members of the College Books’

management – all of whom were appointed by him. Thus, these individuals profited significantly from the distribution of B&N stock, which would have otherwise been acquired by

B&N as part of the acquisition.

3.        The Self-Interested Transaction Was Not Entirely Fair to B&N’s Stockholders

40.      The College Books acquisition price constituted disproportionately large consideration that was well beyond the price any independent, third-party purchaser would pay,

particularly due to the recent technological innovations and trends in the college book industry.

Barron’s reported on August 14, 2009 that “the deal strategically makes little sense over time as the company essentially doubles its exposure to one of the segments that we believe are most at risk to technology change over the next several years, as well as reduces that cash element of the

Barnes & Noble story that has supported it for so long.” Credit Suisse Analyst Gary Balter noted

that “the recently announced acquisition of Barnes & Noble College Booksellers significantly raises the [B&N] risk profile and takes away the free cash that could have been used for a special dividend.” Immediately after the deal was announced, Credit Suisse downgraded Barnes &

Noble from “Neutral” to “Underperform,” and the Company shares fell by approximately 9.2%

the same day (August 14, 2009), further confirming the acquisition’s unfairness.

41.      Leonard Riggio used his influence as B&N’s controlling stockholder and

Chairman to force College Books onto B&N for grossly excessive consideration of cash and notes, thus shifting the risk of a challenging business from him to B&N and its public stockholders. By using the Company’s assets to enrich himself, he and the Board members which approved the transaction breached their fiduciary duties.

42.      Between August 17 and September 18, 2009, six derivative actions were filed in this Court, alleging breaches of fiduciary duties, waste of corporate assets, and unjust enrichment in connection with the approval of the College Books acquisition. The Court subsequently consolidated those actions and a consolidated complaint was filed on November 3, 2009.

Thereafter, on March 18, 2010, the plaintiffs filed an amended consolidated stockholder derivative complaint, C.A. No. 4813-VCS.

D.    Yucaipa’s Purchase of Stock Did Not Pose a Threat to B&N Or its Stockholders

43.      In late November 2008, prior to its purchase of any B&N stock, Ronald Burkle

(Yucaipa’s managing member) called Leonard Riggio, whom he knew as the result of prior joint investments. Mr. Burkle told Leonard Riggio that he believed B&N’s stock had been battered by the recession and was undervalued. He stated that Yucaipa was going to make an investment in

B&N as he believed B&N to be a retailer which offered a “superior customer experience” and that its stock would do well when the economy improved. He stated that Yucaipa did not seek to acquire or control B&N. Mr. Burkle did offer several ideas as to how B&N might leverage and further enhance the B&N customer experience. Mr. Burkle stated that he did not know if

Yucaipa would acquire more than 5% of the B&N common stock, but that if it were going to do so he would tell Mr. Riggio.

44.      In late December 2008 or early January 2009, Mr. Burkle met with Mr. Riggio in

New York and told him that Yucaipa still believed B&N’s stock to be undervalued and Yucaipa was purchasing more B&N shares and would be filing a 13D. Among other things, they discussed the opportunity presented by the bankruptcy of Border’s, B&N’s biggest competitor.

Numerous parties had suggested that purchasing certain Borders assets (the “Best of Borders”)

out of bankruptcy would make sense for B&N. Mr. Riggio stated that he was against such a transaction because: (a) he did not want to increase B&N’s exposure to retail stores (even by acquiring more retail stores in prime locations at an attractive price); and (b) he wanted to keep

B&N liquid and not have B&N incur any additional debt. Mr. Burkle left the decision as to a possible Best of Borders transaction up the Board and reiterated Yucaipa’s desire to be a long-

term investor who would from time-to-time offer suggestions as how to improve upon and leverage the superior retail experience that B&N provides to its customers.

45.      Between November 24, 2008 and December 31, 2008, Yucaipa acquired an aggregate of 4,584,313 B&N shares and, on January 2, 2009, Yucaipa disclosed in its 13D filing that it beneficially owned approximately 8.3% of B&N’s outstanding shares.

46.      On August 10, 2009, B&N announced the College Books transaction with the

Riggios. This transaction was contrary to what Mr. Riggio had told Mr. Burkle when discussing a possible Best of Borders transaction. Contrary to Mr. Riggio’s earlier opposition to increasing

B&N’s exposure to retail outlets, the College Books transaction did precisely that; and contrary to Mr. Riggio’s earlier opposition to increased debt and desire to maintain B&N’s liquidity, the

College Books transaction increased B&N’s debt by hundreds of millions of dollars and impaired its liquidity by paying significant amounts of cash to the Riggios. Even worse, it lessened Mr. Riggio’s personal exposure to the very risks he had expressed a concern about while exposing B&N and its stockholders to those same risks. Mr. Burkle, noting the reversal of

Mr. Riggio’s prior position, wrote to the Board on August 14, 2009, stating as follows:

Never   would  I  imagine  that  you  would   try  to   put  these  two

companies  together.   It is  contrary  to   everything that  [Leonard

Riggio] told me.

Barnes  &  Noble is a great company.   It doesn’t  need to  double-

down on the technology risk that the  industry faces and  it doesn’t need  to give up the financial stability that its current balance sheet affords it.

You’ve  built a  great  company  and you  are a very wealthy  man.

You  don’t  need to do this.  It’s not right  for the company and it’s horrible for your reputation.

See Exhibit E.

   47.       After being ignored and rebuffed by Leonard Riggio and the other Board members, Yucaipa decided to raise its stake in B&N. With the stock price of B&N declining after the College Books acquisition and believing that, despite this acquisition, B&N’s shares were still undervalued, Yucaipa acquired shares in the Company to among other things, increase its voting power should it decide to nominate a slate of independent directors at B&N’s next annual stockholder meeting. However, without a stock position large enough to neutralize the

Riggios’ voting power (which is supplemented by their control of the corporate machinery and treasury), a proxy contest to provide the Company’s stockholders an alternative to the continued

self-dealing domination of the Company by the Riggios is practically impossible. B&N’s nine-

member Board is divided into three classes elected for three year terms. Thus, even if Yucaipa were to succeed in electing a full slate of three independent directors, those directors would be a minority of the Board.

   48.       On November 13, 2009, Yucaipa disclosed in its Amendment No. 1 to its

Schedule 13D that it had purchased an additional 5,038,900 shares of B&N common stock, thus increasing its stake in B&N to 16.8%, up from the 8.3% it had held since January 2009. In that filing Yucaipa stated that it was “concerned with the adequacy and enforcement of the

Company’s corporate governance policies and practices, as evidenced in part by the recent acquisition of Barnes & Noble College Booksellers, Inc,” and that it “intend[ed] to express [its]

views regarding the need for improved corporate governance to the board of directors and the management of the Company,” and that it “may in the future exercise any and all of [its]

respective rights as shareholders of the Company in a manner consistent with [its] equity interests.”

   49.       Three days later, on November 16, 2009, Yucaipa disclosed that it had acquired an additional 457,000 shares of B&N common stock, raising its stake to 17.8% of the B&N shares.

E.        The Board Responds to Yucaipa’s Rising Stake in B&N By Adopting a Poison Pill

   50.       The Board responded to Yucaipa’s disclosure that it had upped its stake in B&N to approximately 17.8% by adopting a Stockholder Rights Plan, referred to herein as the “poison pill,” effective November 17, 2009. The poison pill was intended to make it extremely difficult if not impossible for any outside stockholder to conduct a proxy contest to challenge the Riggios and the incumbent Board. The Company concurrently issued a November 17, 2009 press release stating, without directly addressing Yucaipa, that the poison pill was adopted “in response to the recent rapid accumulation of a significant portion of [B&N’s] outstanding common stock,” and purportedly “intended to protect the company and its stockholders from efforts to obtain control of the company that are inconsistent with the best interests of the company and its stockholders.”

In adopting the poison pill, which does not expire for three years, the Board did not create a special committee, in order to minimize the conflict of interest inherent in their adoption of defensive measures, particularly problematic where, as here, the adoption of the defensive measure protects the stock position of an existing controlling stockholder. While B&N has stated that it intends to put the poison pill to a vote of its stockholders within 12 months, it has refused to say whether the poison pill will be put up for a vote at B&N’s 2010 annual meeting.

   51.       The poison pill was implemented in the form of a distribution of a dividend of one

“Right” for each outstanding share of common stock, par value $0.001 per share, of B&N. Each

Right entitles the registered holder to purchase from B&N a unit consisting of one one-

thousandth (1/1,000) of a share of Series I Preferred Stock, par value $0.001 per share, of the

Company at a price of $100.00.

   52.       Under the poison pill, the Rights would become exercisable if a person or group –

other than the Riggio family – acquires 20% or more of B&N’s common stock or announces a tender offer which results in the ownership of 20% or more of B&N’s common stock. The

Rights also will be exercisable if a person or group that already owns 20% or more of B&N common stock acquires any additional shares (other than pursuant to B&N’s compensation or benefit plans). If the Rights become exercisable, all rights holders (other than the person triggering the poison pill) will be entitled to acquire B&N’s common stock at a 50% discount without board approval.

   53.       The poison pill includes a provision that purports to “grandfather” in any

“Excluded Person” who would otherwise trigger the poison pill based on their share acquisition as of the date the pill was adopted. In fact this provision only applies to Leonard Riggio and some or all of this family members, as they are the only stockholders who held more than 20% of the B&N shares at the time the poison pill was adopted. Other provisions allow Excluded

Persons (i.e., Leonard Riggio, Stephen Riggio or other members of their family) to freely transfer shares to their family members (and trusts for their benefit) without triggering the poison pill.

Tellingly, Excluded Persons may also acquire additional shares without triggering the poison pill with Board approval, but the poison pill does not authorize the Board to approve such exceptions for any other stockholder.

   54.       In addition to the custom-made Riggio provisions, the poison pill is vaguely worded as to whether the Riggio family can acquire even more shares. If a person is deemed an

“Acquiring Person,” as defined in the poison pill, then the poison pill is triggered. The definition generally excludes Leonard Riggio so long as he does not acquire any more shares. However,

the poison pill, as adopted on November 17, 2009, expressly excluded from the definition of an

“acquiring person” other Riggio family members as follows:

(d)  (i)  any  Person  who  is  an  immediate  family member   of an

Excluded  Person [i.e., Leonard Riggio or Stephen Riggio] and any

trust  for  the  benefit  of  (or  the  trustees  of  which  include) such immediate family member or such Excluded Person, which  Person

or  trust   acquires  from  such  Excluded  Person  Common  Shares

(such  shares,  “Excluded  Shares”)  and (ii) any executor or trustee for  the  estate  of an Excluded Person or of such immediate family member,  unless  and  until,  in  the case of clause (i)  and (ii), such

Person,  trust,  executor  or trustee,  together with all Affiliates and

Associates  of such Person, trust, executor or trustee, shall become the  Beneficial  Owner of 20% or more of the Common Shares not including Excluded Shares.

Under the poison pill’s definition of an Excluded Person, at a minimum, each of Leonard and

Stephen Riggio were Excluded Persons, as each, as brothers, was an immediate family member of the other. Thus, each could acquire the shares of the other without triggering the poison pill.

In addition, under the original definition of an Acquiring Person, the poison pill purported to allow Stephen Riggio to acquire an additional 20% or more of the shares of B&N common stock not including any Excluded Shares he might acquire from Leonard or any other immediate family member. The poison pill also purports to allow other immediate family members of either Leonard or Stephen Riggio to acquire shares from one or both of them, or acquire additional shares equal to 20% of the B&N shares outstanding, effectively giving the Riggio family the ability to acquire absolute voting control of the Company without triggering the poison pill.

   55.       The Board’s adoption of the poison pill is also a transparent attempt to deter or prevent Yucaipa (or any other public stockholder) from conducting a proxy contest to elect a slate of directors other than a slate approved by the Riggios and the incumbent Board. The

Board accomplishes this objective by the following mechanisms:

a.	Limiting the number of shares any other stockholders could acquire before triggering the poison pill, while allowing the Riggios to retain approximately

   32.4% of the shares, or approximately 38.2% when taken together with the other

   B&N insiders and those beholden to the Riggios.

b.	Allowing the Riggio family members, including Stephen Riggio, to acquire additional shares until each of those family members owned 20% of the shares.

c.	Including an expansive definition of “beneficial ownership” of shares so that a person owns the shares of any other person with whom they have any “agreement,

   arrangement or understanding (written or oral) for the purpose of . . . voting . . .

   any voting securities of the Company . . . [or] . . . to cooperate in . . . influencing the control of the Company.” This provision is intended to preclude existing,

   dissatisfied stockholders of the Company – even if they owned less than 20% of the B&N shares – from “cooperating” in any way in connection with a proxy contest which might wrest control from the Riggios, even while the Riggio family is permitted to own approximately 32.4% of the B&N shares and be excepted from provisions of the poison pill so that they would be allowed to achieve absolute voting control.

d.	The poison pill effectively prohibits stockholders owning individually shares,

   which if added together would be in excess of 20%, from cooperating, reaching agreements, arrangements or understandings in connection with a proxy contest while the Riggio family through the Company is free to engage in all of those activities. As a result, the pill materially interferes with the stockholder franchise.

e.	Allowing Leonard and Stephen Riggio (and other Company insiders who are beholden to the Riggio family) to accumulate additional shares under the

   Company’s compensation or benefit plans.

f.	Allowing the Board to approve the acquisition of additional shares by the Riggios without triggering the poison pill, but does not allow the same exception for any other stockholders, including Yucaipa.

   56.      When the Board approved and adopted this blatantly discriminatory poison pill,

the Company issued a press release stating that the poison pill was “intended to protect the

Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders.” In fact, it is clear that the Board is only concerned with anyone other than the Riggios having the opportunity to exercise meaningful control over the company. In July 1998, the Company adopted a poison pill with a

15% ownership trigger. However, at that time Leonard Riggio beneficially owned 24% of the stock of the Company (in other words, almost 10% above the poison pill trigger), so the Board

“grandfathered” him in and further allowed him to increase his stake by an additional 5% under the terms of the poison pill. In fact, as a result of his acquisition of additional shares and

Company share buybacks, Leonard Riggio’s beneficial ownership was allowed to increase to

31.9% of the stock before that poison pill expired in July 2008. Thus, the prior poison pill was used to preclude share accumulations by others while Leonard Riggio increased his percentage of shares from 24% to almost 32%. Once the Riggio family had obtained effective control, the poison pill was allowed to expire. Clearly, Riggio family control and ownership accumulation is viewed differently by the Board than the right of other stockholders to invest in B&N shares, and to exercise their stockholder franchise as owners of the Company. It was only when Yucaipa began to acquire sufficient shares to challenge the Riggios’ control and apply pressure to improve the Company’s inadequate corporate governance policies and practices that the Board suddenly felt compelled to adopt a new poison pill that protects and entrenches the Riggios and the other incumbent Directors while depriving outside stockholders of the free exercise of the stockholder franchise.

   57.      The adoption of the poison pill was not needed to accomplish the avowed purpose of “protect[ing] the company and its stockholders from efforts to obtain control.” Even without a poison pill, it would be impossible for a third party to obtain control of the Company in fewer than two election cycles, taking no less than two years. In fact, allowing a person to acquire shares equal to the percentage of shares owned by the Riggios will serve to neutralize the existing control of the Riggios, enhancing the stockholder franchise and making the public shares more valuable.

   58.       B&N’s by-laws and certificate of incorporation provide for a classified Board consisting of three classes, with each director holding office for a term of three years. A super-

majority vote of 80% of the outstanding shares is required to amend this article in the certificate.

The Board is presently comprised of nine directors, with three seats up for election at B&N’s upcoming annual meeting. The by-laws provide that the number of directors may be increased or decreased by resolution of the Board, provided that the Board consists of a minimum of nine and a maximum of twelve directors. Stockholders can only amend the by-laws at a stockholder meeting called by the Board or by written consent, but in either case consent of 80% of the outstanding stock is required. With control of the Board and substantially more than 20% of the outstanding shares, the Riggios can veto any change to the staggered board or the size of the

Board.

   59.       Under these circumstances, there can be no reasonable likelihood of an imminent hostile takeover if Yucaipa or another stockholder acquires a number of shares equal to or less than the percentage of shares owned by the Riggios, as it would take at least two years to gain control of the Board.

   60.       Following the adoption of the poison pill, Mr. Burkle sent a letter to Leonard

Riggio expressing his concern over the poison pill and suggesting ways in which the B&N Board would better serve the interests of B&N and its stockholders:

1.  Run  the  company  for the best interests of all the shareholders.

The world has changed and you have too many conflicts. Sit down

with   your   advisors  and   come  up  with  corporate   governance

changes  that are meaningful  and empowering, not those that only serve to  entrench  management  and the Board, such as the recently adopted  poison  pill.

 2.  If you want to  run it like a private company and you want to run it  for  your  own  personal  benefit,  you  should  consider making a proposal  to  buy  the  Company.

 3.  If you in  fact hate  retail and  want to  take a  half  billion dollars off the table,  then the  Board should  contemplate  options  in which

 all shareholders can  participate.   Options  that increase shareholder

 risk,  but  allow  you as  a controlling  shareholder to decrease yours by,  among  other things, cashing out, are not acceptable for a public company.

 I  want  to  make  sure  you  know  where I am  coming from.  I also want to make sure  you know  that I believe, and I think many of my

 fellow   shareholders   would  agree,  that the  recent  actions  by the

 Company  are  not in the  best interests of  all shareholders.  I would like  to  meet  with  you  whenever  it  is  convenient.”

See Exhibit F. Mr. Burkle never received from Mr. Riggio a response to his letter.

F.	Yucaipa Seeks a Waiver of the Poison Pill

   61.       On January 28, 2010, Yucaipa sent a letter to the Board, requesting that the Board

(a) allow Yucaipa to acquire, without triggering the poison pill provision, an amount of shares equivalent to the amount controlled by the Riggio family, and (b) confirm that the members of the Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill provision.

   62.       In this letter, Yucaipa expressed its concerns regarding the adequacy and enforcement of the Company’s corporate governance policies and practices, as evidenced in part by the Company’s adoption of the poison pill. Specifically, Yucaipa expressed the following concerns:

 We  believe  Barnes &  Noble  is  currently  undervalued,  and  have therefore bought approximately 19%  of  the  outstanding  Barnes &

 Noble  common stock in open market  purchases.  I was surprised to find  that,  even  though  I  spoke  with  Leonard  Riggio prior to our purchasing  any  shares  to  make sure  he  understood our  views and

 concerns  as an  investor,  the  Company   has  reacted   to  our  stock

 purchases   by implementing   a  poison   pill  prohibiting   us (or any

 other  non-Riggio   shareholder)   from   acquiring   stock  ownership

 above  a  20%  threshold.

 The  fact  that  the   Riggio   family  and other Company insiders own

 over 37%   of the   outstanding   stock,  and that over the past 3  years

 Len was   allowed   to   increase  his personal stake by approximately

 10%   of   the   outstanding   stock   (to   over  30% of the outstanding

 shares),   in  my view shows that the Board and its Chairman endorse

 two sets  of   rules:   one for the Riggio family, and one for the rest of

 the Company’s   shareholders.   I   believe  the poison pill allows Len

 and   other   Company   insiders   to   exert  effective control over the

 shareholder  franchise,   while at the same time  Len has taken a great

 deal   of   money   off the table by selling his textbook business to the

 Company,   thereby    reducing    the     Company’s    liquidity     and

 burdening   the Company   and its  shareholders with significant debt

 to   finance   that   purchase.

 We  believe   having over  37% of  the  Company shares in the hands

 of   the  Riggio   family  and other  insiders,  coupled  with  the  20%

 ownership   limitation   enforced   on   other  shareholders   under the

 poison   pill,   has   a   coercive   effect    on   the   Company’s   other

 shareholders   and gives the  Riggio family a preclusive advantage in

 any   proxy   contest.  This   has the effect of placing de facto control

 of the   Company in   the Riggio’s hands,  despite their owning much

 less   than   a  majority  of   the  Company’s  shares.

 We   believe   the  poison pill is counterproductive, unnecessary, and

 inappropriately impairs  the free  and fair exercise of the shareholder

 franchise.   Put  simply,   we   believe   it  hurts the  share  price  and

 inappropriately     penalizes     Barnes     &     Noble’s  “non-Riggio”

 shareholders.  We   also   firmly   believe   that  by implementing the

 poison   pill but nonetheless allowing Len  Riggio and other insiders

 to   own   over  37% of the  stock, the Board is sending a message to the other  shareholders and  the investing  community  that Barnes &

 Noble  is a   company   controlled   and   operated for  the  benefit of

 selected   insiders.

See Exhibit A.

   63.       Permitting Yucaipa to raise its stake to equal that of the Riggios without tripping the poison pill provisions would put Yucaipa “on equal footing” with the Riggio family at the

2010 annual stockholder meeting. Without such changes, winning a proxy contest at the annual meeting would be either mathematically impossible or realistically unattainable.

G. The	Board Confirms Its Motive in Adopting the Poison Pill

  64.      In a letter, dated February 17, 2010 (Exhibit B), the Board rejected Yucaipa’s request to amend the poison pill so Yucaipa could acquire shares not to exceed the percentage owned or controlled by the Riggios, so that the outcome of a proxy contest would not be adversely affected by the combination of the poison pill’s percentage limitation and the preexisting block owned by the Riggios. The Board offered conclusory, self-serving statements that its actions were intended to “protect our shareholders” from “actions that are inconsistent with their best interests,” but offered no legitimate explanation as to how it could be in the best interests of the stockholders of the Company to prevent a third-party from having voting parity with the Riggios and their fellow insiders. The Board’s refusal of Yucaipa’s request reveals that it did not have any legitimate justification or valid corporate purpose for adopting such a discriminatory poison pill, other than to prevent any outside stockholder from challenging the

Riggios’ control and the Directors’ incumbency.

  65.      Yucaipa’s letter also asked the Board to confirm that the members of the Riggio family could not acquire additional shares, at least not without the approval of the Board. Rather than respond to the simple “yes” or “no” question, the Board adopted an amendment to the poison pill with respect to the definition of “Acquiring Person,” which the Board claimed in its response letter was intended to “eliminate any ambiguity” as to whether the Riggios could acquire more shares.” The revision is exceedingly complex and even more confusing and ambiguous than the flawed provisions it supposedly was designed to fix. The following is a black line comparing the amendment to the original definition of “Acquiring Person”:

(d) ~~(i)~~ any  Person  who is  (i) an  immediate   family  member of an

Excluded  Person and any trust for the benefit  of (or the trustees  of

which  include) such immediate   family member  or such  Excluded

Person, which Person or trust   acquires Common Shares from  such

Excluded    Person    ~~Common   Shares    (such   shares,   “Excluded~~

~~Shares”) and~~,   (ii)  ~~any~~an  executor  or  trustee  for  the estate  of an

Excluded Person or of such  immediate family  member, ~~unless and~~

~~until,  in the case of clause (i) and (ii),  such Person~~which   executor

or trustee acquires Common Shares from  such  Excluded Person or family member (the  shares acquired by  any  such  family member,

trust,  executor  or  trustee~~, together with all~~ as  described   in clause

(d)(i) or (d)(ii), the “Specified Shares” and any Person  so acquiring

Specified  Shares, a   “Specified   Person”)  or  (iii)  an  Affiliate  or

Associate  of a Specified Person; provided that, with respect  to any

Specified Person  and  its Affiliates  and  Associates ~~of such Person,~~

~~trust,  executor  or  trustee,  shall  become the  Beneficial  Owner  of~~

~~20%   or   more  of  the  Common   Shares  not  including   Excluded~~

~~Shares.~~ ,  this clause (d) shall only be applicable if:

(x)   in   the  event  the  Specified   Shares  acquired  by  a  Specified

Person  after  the  date of this Rights Agreement are more than 20%

of  the  Common  Shares  then outstanding, (1) within 90 days from

such  acquisition  (or  such  earlier  or  later   time  as the Board may

determine  and  so  advise  the  Specified  Person   in  writing),  such

Specified  Person  and/or  any  or all of its Affiliates and Associates

take   the   necessary   actions   (if   any)  to  reduce  their  aggregate

Beneficial  Ownership  of  Common  Shares to an amount not more than  the  Specified  Shares  acquired  by such Specified Person, (2)

such  Specified Person and its Affiliates and Associates vote (which

shall   include   action   by   written    consent   for   purposes  of this

definition),  with  respect  to  any  matter  submitted to a vote of the holders  of  Common Shares, any Common Shares then beneficially

owned   by   any   of   them   (other    than  such  Specified  Person’s

Specified  Shares)  on  a   pro  rata  basis  proportionate  to  all other

votes  of  Common  Shares  actually cast on the matter and (3) at all

times   following   a   Specified   Person’s   acquisition  of  Specified

Shares,  none  of  such  Specified Person or any of its Affiliates and

Associates   acquire,   without   the   prior   approval   of  the Board,

Beneficial  Ownership  of  any  additional  Common   Shares  (other

than  any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to

or   after   the   date   hereof    under   any   employee   benefit      or

compensation plan of the  Company or any of its Subsidiaries); and

(y)  in   the  event  the  Specified  Shares   acquired  by  a  Specified

Person  after  the  date  of  this Rights Agreement are not more than

20%  of  the  Common  Shares  then  outstanding   and,  after giving

effect  to  the  acquisition  of  such Specified Shares, such Specified

Person   and   its  Affiliates  and Associates  then  beneficially  own

collectively   more   than   20%   of    the    Common    Shares   then

outstanding,  (1)  within  90  days  from  such  acquisition  (or  such earlier  or  later time as the Board may  determine and so advise the

Specified  Person  in  writing), such Specified Person and/or any or all of its  Affiliates  and  Associates  take  the  necessary  actions to reduce their aggregate  Beneficial Ownership of Common Shares to

20%  or less of the Common Shares then outstanding, (2) until such

Beneficial Ownership is so reduced and solely   with respect  to  the

Common Shares beneficially owned by such  Specified Person  and its Affiliates  and  Associates  in  excess  of  20%  of  the  Common

Shares then outstanding, such  Specified  Person  and  its  Affiliates and Associates vote, with respect to any matter submitted to a  vote of  the holders of Common Shares, all such excess Common Shares on  a pro rata  basis  proportionate  to  all  other  votes  of  Common

Shares  actually cast on the matter, (3)  following  its acquisition  of

Specified  Shares and until they comply  with  the  requirements  of clause  (y)(1)  above,  none  of  such  Specified Person  or any of its

Affiliates or Associates acquire, without the  prior  approval  of  the

Board,  Beneficial  Ownership of  any  additional  Common  Shares

(other than any such ownership resulting  from  the  exercise of any options or the vesting of any restricted shares, in each case, granted prior to  or  after  the date  hereof  under  any  employee  benefit  or compensation plan of the Company or any of  its  Subsidiaries) and

(4) at all times following their compliance with the requirements of clause (y)(1) above,  such Specified  Person  and  its  Affiliates and

Associates, taken together, do  not,  without  the  prior  approval  of the Board, become the Beneficial Owners of more than  20%  of the

Common Shares then outstanding (other  than any  such  ownership resulting  from the exercise of  any  options  or  the  vesting  of  any restricted shares, in  each  case,  granted  prior  to or  after  the  date

hereof  under  any  employee  benefit  or   compensation  plan of the

Company or any of its Subsidiaries).

    . . .

    Any Specified  Person  subject to clause (x) of the proviso to clause

    (d)  of  the  second  preceding   sentence  shall,  for  so long as  such

    Specified  Person complies  with  the  requirements  of  such clause

    (x),  be considered an “Excluded Person” for purposes of clause (d)

    of   such   sentence   (including   for  purposes   of  the definition  of

    “Specified Shares”  and “Specified Person”). Any Excluded Person

    who   transfers   more   than  20%    of   the   Common  Shares  then

    outstanding to a Specified Person shall, following such transfer, no longer be considered an Excluded Person for purposes of clause (c)

    of the third preceding sentence.”

   66.       While the foregoing amendment places certain restrictions on family members who acquire Specified Shares from an Excluded Person, the amendment still does not answer the fundamental question of whether members of the Riggio family other than Leonard Riggio can acquire shares in excess of the shares owned by them at the time the poison pill was adopted other than from other Riggio family members. If such purchases are permitted, and there is nothing in the poison pill that limits such purchases, the poison pill would allow the Riggio family to acquire absolute voting control over the Company. As noted above, even if the intent and interpretation of this amendment was to limit the Riggios’ ability to acquire additional shares, it still allows additional share acquisition by members of the Riggio family with Board approval, an exception that is not authorized or available to any outside stockholder.

   67.       There is nothing in the poison pill that would prevent the Board from amending the terms of the poison pill to raise the trigger and allow other stockholders the potential for voting parity with the Riggios. The poison pill expressly provides that “the Company may . . .

amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable,” at any time prior to the time a triggering event occurs, except that no amendment can be made extending the expiration date or reducing the redemption price. The poison pill also provides that the B&N Board may terminate the poison pill or redeem the Rights prior to the time the Rights are triggered. Accordingly, the only thing preventing the Board members from amending the poison pill to treat all stockholders the same is their desire to protect the Riggio family and their own effective control over the Company.

H.	Yucaipa’s Response to the Board’s February 17th Letter

    68.       On February 25, 2010, Yucaipa sent a letter to the Board of the Company expressing disappointment in the Board’s refusal to permit Yucaipa to acquire additional shares of B&N common stock without triggering the poison pill. Yucaipa repeated the fundamental question from its January 28th letter as to whether the poison pill would allow the Riggio family to acquire complete voting control without triggering the poison pill:

    I asked a very simple question – can the Riggio family collectively own  50%  or  more  of  the  common  stock  without triggering the poison pill?

    Instead  of  responding  to that straightforward question, this Board amended the poison pill to add new provisions that in my view  are even  more  confusing  and  ambiguous than the flawed  provisions they presumably were designed to fix.

    So I ask you again – can the Riggio family collectively own 50%

    or more of the common stock without triggering the poison pill?

See Exhibit D. Yucaipa also requested that the Riggios not be allowed to vote their shares in any stockholder vote on the poison pill due to the “custom-crafted provisions that create personal rights and exceptions for the Riggio family” because “the Riggios have a clear personal interest in the benefits this poison pill gives to them and to no other stockholders, they have a clear conflict of interests and should not be able to exercise their disproportionate voting power (which the poison pill itself enshrines and protects) on the question of whether to retain the poison pill.”

   69.       In response to other statements contained in the Board’s February 17th letter,

Yucaipa noted:

• You  state  that  the  Company adopted the current poison pill “in response to a rapid accumulation of a significant portion of Barnes

&  Noble’s  outstanding common stock.” However, after the Board implemented  its  prior  poison  pill  in  July  1998  (which  had  an exception  to  the ownership limitation allowing Leonard Riggio to

hold   a   greater   percentage   of   stock   and   even   increase   his

ownership),   the   Board  endorsed  actions  that  allowed  Leonard

Riggio  to  increase  his share ownership from 24% to 31.9% of the outstanding stock (according to the Company’s Proxy Statements).

In  denying  my  request,  the  Board has, once again, demonstrated

that   it   acts   to   protect   the   interests  of  the  Riggio  family  in

maintaining effective control of Barnes & Noble.

• You state that the Riggio family and other Company insiders own

31%  of  the  outstanding  stock  (which   as you know is 11% more

than  any   non-Riggio  shareholder  is  entitled  to  own,  due to the

poison pill).    However,  the  Company’s  own public filings report

that   these   insiders  beneficially  own   more    than   37%   of   the

outstanding stock.   Unless the Company has restricted the insiders’

ability  to  exercise their options or the insiders have committed not

to   vote   any   shares   issued   upon exercise of their options, your

statements   as   to   the   insiders’    voting   power   are  in our view

misleading.    In the absence of such  restrictions  or  commitments,

the exercise  of the options and the right to vote the resulting shares is entirely  within the control  of these  insiders, and they absolutely can vote 37% of the Company’s shares if they choose to do so.

•  You  state  that  the  Company has previously announced it would put  the  poison  pill  to  a shareholder  vote within  12 months of its adoption.  Please  confirm  that  the  poison pill will be on the ballot at  the  upcoming  2010  annual  meeting of shareholders (which the

Company   has   announced   will   be    held  as  soon  as  reasonably

practicable   after  May  1,  2010  but  no   later  than  September  30,

2010).

70.      The letter requested a meeting with the non-management directors. A meeting with two B&N directors took place in New York on March 29, 2010. At that meeting, Mr.

Burkle, on behalf of Yucaipa, discussed with the directors the Company’s corporate governance practices and Mr. Burkle reiterated (a) Yucaipa’s request that the Company’s poison pill, which was implemented on November 17, 2009 without stockholder approval, either be cancelled or amended to allow any stockholder to acquire the same level of share ownership as the Riggio family, and (b) Yucaipa’s request for clarification that the Riggio family cannot acquire additional shares under the terms of the poison pill. He also recommended that the Company improve its corporate governance practices by adding three to four new independent directors to the Company’s Board of Directors. The B&N directors said that they would get back to Mr.

Burkle.

71.      To date, the B&N Board has not substantively responded to any of the issues raised in the meeting or Yucaipa’s letters.

I.      Irreparable Harm

72.      The adoption and continuation of the poison pill is causing irreparable injury to

Yucaipa and the other stockholders of B&N in numerous respects, including:

a.	Precluding Yucaipa from acquiring additional shares of the Company to equal or approach the voting power of the Riggios and other insiders;

b.	Allowing the Riggios to acquire additional shares of the Company while Yucaipa is precluded from doing so;

c.	Precluding Yucaipa from cooperating with or reaching an agreement, arrangement or understanding with other stockholders of the Company for the purpose of nominating individuals to serve as directors of the Company, conducting a proxy contest to elect directors to the Board of the Company, or sharing expense in connection with such a proxy contest;

d.	Allowing the Company to utilize the assets of the Company in support of a proxy contest to re-elect the incumbent board and maintain the control of the Riggios while Yucaipa and other stockholders are precluded from doing so;

e.	Precluding Yucaipa and other non-Riggio stockholders owning shares, which if added together would be in excess of 20%, from reaching agreements,

arrangements or understandings in connection with a proxy contest while the

Riggio family through the Company is free to engage in all of those activities. As a result, the poison pill materially interferes with the stockholder franchise. In adopting the poison pill, the Board did not and cannot identify either a compelling corporate justification or a threat to an important corporate policy which would outweigh the harm to the stockholder franchise.

73.      In the absence of expedited judicial relief, Yucaipa and the other public stockholders will suffer or continue to suffer irreparable harm from the Board’s wrongful use of the poison pill. Yucaipa expects to nominate a slate of three directors to be elected to the B&N board. It is also considering whether to put before the stockholders other matters, such as a vote on the poison pill, at the 2010 annual meeting (the “2010 Meeting”). Waging an effective proxy contest is expensive and involves time and resources as well as communication and coordination with other stockholders. The Company and the Board are free to communicate with stockholders and to solicit views on board candidates, including reaching understandings or agreements to place representatives of a stockholder or group of stockholders on the Board.

74.      In order for Yucaipa to be able to wage a meaningful proxy contest and the B&N stockholders – other than the Riggios and those beholden to them – to effectively exercise their stockholder franchise, Yucaipa needs relief from this Court to level the playing field without triggering the poison pill (1) in advance of the record date for the 2010 Meeting in order to buy additional shares and (2) well in advance of the advance notice by law date in order to communicate, coordinate and reach agreements or understandings with other stockholders, on such subjects as who would be good candidates for the slate of directors to be nominated for election at the 2010 Meeting, what issues to bring to the stockholders at the 2010 Meeting and the possible sharing of the expense of the proxy contest.

75.      B&N has not set the date for the 2010 Meeting. It has publicly stated that it will be held not later than September 30, 2010. B&N has an advance notice by-law that requires

Yucaipa to give notice of and information regarding any nominees and proposals not less than 30 days in advance of the meeting date, provided that B&N has publicly announced the date of the

2010 Meeting at least 40 days in advance of the date of the Meeting. If notice of the meeting date is less than 40 days, then the notice and information must be provided 10 days in advance of the meeting date.

76.      Assuming that the 2010 Meeting is to be held in mid-September, Yucaipa and the

B&N stockholders will need relief from the Court by mid-July or sooner. Unless the provisions of the poison pill precluding cooperation or agreements among stockholders with respect to the nomination of directors or the conduct of a proxy contest are enjoined, Yucaipa will be unable,

or irreparably impaired in its ability, to nominate candidates before the deadline established by the advance notice provisions of the bylaw.

77.      Unless the provisions of the poison pill setting the level of stock ownership at which the poison pill is triggered are modified, Yucaipa will be unable to acquire shares sufficient to equal or approach the number of shares owned by the Riggios in advance of the record date to be set by the Board for the unscheduled stockholder meeting.

78.      Yucaipa has suffered and is suffering irreparable injury as a consequence of the

Board’s misuse of the poison pill.

COUNT I – BREACH OF FIDUCIARY DUTY

(Refusal to Amend the Poison Pill: Violation of Unocal)

79.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

80.      The individual defendants owed Yucaipa and B&N’s other stockholders uncompromising fiduciary duties of loyalty, good faith, and due care.

81.      Delaware law imposes a fiduciary duty on the Director Defendants to act reasonably and not to invoke defensive measures unless they are in response to a legitimate threat to the Company’s policy and effectiveness.

82.      The Director Defendants have breached their fiduciary duties by refusing to amend the poison pill’s 20% trigger because their actions were not reasonable in light of any perceived threat. The Riggios effectively control approximately 38.2% of the shares of B&N,

and there are staggered Board elections. The Company has a classified Board structure that requires an 80% stockholder vote to change, and therefore it is effectively “locked in” under the

By-laws and Certificate of Incorporation. There is no reasonable likelihood of a hostile takeover of the Company or the Board under these circumstances. The poison pill was not adopted in response to any legitimate threat to corporate policy but, rather, was expressly designed and adopted to prevent an outside stockholder from acquiring sufficient shares to challenge the

Riggios’ control and the entrenchment of the incumbent Directors. The Director Defendants should be ordered to amend the poison pill’s trigger to an amount equal to that owned by the

Riggio family. Alternatively, the Riggio family should be enjoined from exercising voting rights for any of their shares above the 20% ownership limit that the poison pill imposes on other stockholders. In addition, the Director Defendants should be ordered to amend the poison pill to make explicit that all members of the Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill.

83.      Plaintiffs have no adequate remedy at law.

COUNT II – BREACH OF FIDUCIARY DUTY

(Refusal to Amend the Poison Pill: Violation of Blasius)

84.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

85.      The Director Defendants were under a fiduciary duty to refrain from acting to interfere with the stockholder franchise in the absence of a compelling corporate justification.

86.      The Director Defendants’ refusal to increase the 20% trigger in the poison pill to amount equivalent to those shares controlled by the Riggio family was for the principal purpose of disenfranchising the stockholders and preventing the legitimate exercise of the stockholder franchise, including a proxy contest. Because the Riggios effectively control approximately

38.2% of B&N’s shares, and the poison pill prevents any other stockholder from obtaining 20%

of the shares, a successful proxy contest is realistically unattainable.

87.      No “compelling justification” existed for the Director Defendants’ actions. The

Director Defendants should be ordered to amend the poison pill’s trigger to an amount equal to that owned by the Riggio family. Alternatively, the Riggio family should be enjoined from exercising voting rights for any of their shares above the 20% ownership limit that the poison pill imposes on other stockholders. In addition, the Director Defendants should be ordered to amend the poison pill to make explicit that all members of the Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill.

88.      Plaintiffs have no adequate remedy at law.

COUNT III – BREACH OF FIDUCIARY DUTY

(Refusal to Amend the Poison Pill Constituted Gross Negligence)

89.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

90.      The Director Defendants owe Plaintiffs and B&N’s other stockholders the utmost duty of care.

91.      The Director Defendants were grossly negligent in refusing to amend the 20%

trigger in the poison pill. The Director Defendants should be ordered to amend the poison pill’s trigger to an amount equal to that owned by the Riggio family. Alternatively, the Riggio family should be enjoined from exercising voting rights for any of their shares above the 20%

ownership limit that the poison pill imposes on other stockholders. In addition, the Director

Defendants should be ordered to amend the poison pill to make explicit that all members of the

Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill.

92.      Plaintiffs have no adequate remedy at law.

COUNT IV – BREACH OF FIDUCIARY DUTY

(Refusal to Amend the Poison Pill Constituted Bad Faith)

93.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

94.      The Director Defendants owe Plaintiffs and B&N’s other stockholders uncompromising fiduciary duties of loyalty, good faith and due care. They must act in the good faith belief that their actions are in the Company’s best interest.

95.      By refusing to amend the 20% trigger in the poison pill, the Director Defendants have breached their fiduciary duties by acting for an improper purpose. The Director Defendants breached their duty of loyalty by making a bad faith decision to refuse to amend the poison pill to allow Plaintiffs to collectively acquire shares equal to those beneficially owned by the Riggio family without triggering the poison pill for reasons inimical to the interests of B&N and its stockholders. The Director Defendants’ action in refusing to amend the poison pill was taken for entrenchment purposes, and not in reaction to any perceived threat of a hostile takeover. The

Director Defendants should be ordered to amend the poison pill’s trigger to an amount equal to that beneficially owned by the Riggio family. Alternatively, the Riggio family should be enjoined from exercising voting rights for any of their shares above the 20% ownership limit that the poison pill imposes on other stockholders. In addition, the Director Defendants should be ordered to amend the poison pill to make explicit that all members of the Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill.

96.      Plaintiffs have no adequate remedy at law.

COUNT V – BREACH OF FIDUCIARY DUTY

(Entire Fairness)

97.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

98.      The Board’s adoption of the poison pill and issuance of the Rights to the Riggios was but one in a long line of self-dealing transactions between the Company and the Riggios.

The poison pill is replete with provisions that operate to the advantage of the Riggios and to the detriment of B&N’s public stockholders. For example:

a.	Leonard Riggio, who beneficially owned approximately 30.6% of the Company’s common stock at the time the Board adopted the poison pill, is exempted from the poison pill’s 20% trigger.

b.	Even though the “grandfather” provision of the poison pill is drafted as a general provision of purportedly neutral application, the only stockholder who can possibly qualify for the exception to the general 20% ownership rule is Leonard

Riggio and other Riggio family members (or trusts for their benefit);

c.	The poison pill allows for transfers of shares among the members of the Riggio family or trusts for their benefit without triggering the poison pill, establishing members of the Riggio family as part of a special class of stockholders with preferential rights.

d.	The poison pill is triggered if stockholders owning more than 20% of the stock of the Company enter into any “agreement, arrangement or understanding (written or oral) for the purpose of . . . voting . . . any voting securities of the Company . . .

[or] . . . cooperate in . . . influencing the control of the Company.” This provision is intended to stifle stockholder dissent by preventing existing, dissatisfied stockholders of the Company from “cooperating” in connection with a proxy contest which might dislodge the Riggios from wielding de facto control of the

Company, notwithstanding that the Riggios and others beholden to them own approximately 38.2% of the Company’s stock.

e.	The poison pill is written with a calculated and artful ambiguity as to whether the entire Riggio family is “grandfathered” under the poison pill but unable to acquire any additional shares, or whether members of the family other than Leonard

Riggio could acquire additional stock of the Company, such that the family could collectively acquire over 50% of the Company’s stock without triggering the poison pill. Indeed, when Yucaipa twice asked in letters whether any member of the Riggio family could acquire additional shares without triggering the poison pill, the Board twice refused to directly answer the question.

f.	The poison pill operates to preclude collective action by public stockholders –

none of whom own more than 20% of the Company’s stock – but apparently allows members of the Riggio family, which already beneficially owns approximately 32.4% of the stock, to achieve absolute voting control.

g.	The poison pill expressly allows the Board to approve additional share acquisitions by the Riggio family so that the poison pill is not triggered by such acquisitions, but the poison pill does not provide the same approval mechanism for share acquisitions by persons other than the Riggios.

h.	The poison pill is not triggered by additional shares being issued to Leonard or

Stephen Riggio, who already beneficially own approximately 32.4% of the

Company’s stock, pursuant to the Company’s compensation plans. Thus, the

Riggios will be able to augment their share position under the poison pill.

99.      The terms of the poison pill are not entirely fair to the other stockholders of the

Company. The Court should enjoin the effectuation of the offending provisions of the poison pill identified by Plaintiffs.

100.      Plaintiffs have no adequate remedy at law.

COUNT VI – BREACH OF FIDUCIARY DUTY

(Adoption of the Poison Pill With a 20% Trigger And With Exclusive Benefits

to the Riggio Family: Violation of Unocal)

101.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

102.      The Director Defendants owe Plaintiffs and B&N’s other stockholders uncompromising fiduciary duties of loyalty, good faith and due care.

103.      Delaware law imposes a fiduciary duty on the Director Defendants to act reasonably and not to invoke defensive measures unless they are in response to a legitimate threat to the Company’s policy and effectiveness.

104.      The Director Defendants have breached their fiduciary duties by approving and implementing the poison pill with a 20% trigger and creating preferential exceptions and special rights for the exclusive benefit of members of the Riggio family, because their actions were not reasonable in light of any perceived threat. The Riggios effectively control approximately 38.2%

of B&N’s shares, and there are staggered Board elections that cannot be changed without Riggio family approval due to the 80% vote required to amend the By-Laws and Certificate. There is no reasonable likelihood of a hostile takeover under these circumstances. The poison pill was created not to address a threat to important corporate policy, but rather to prevent another stockholder from acquiring an equal number of shares as the Riggios, thereby counterbalancing their influence on the Board. The poison pill also impermissibly interferes with Yucaipa’s and other public stockholders’ right to conduct proxy contests and engage in other protected activities in furtherance of their stockholder franchise. The Court should enjoin the effectuation of the offending provisions of the poison pill identified by Plaintiffs.

105.      Plaintiffs have no adequate remedy at law.

COUNT VII – BREACH OF FIDUCIARY DUTY

(Adoption of the Poison Pill With a 20% Trigger And With Exclusive Benefits

to the Riggio Family: Violation of Blasius)

106.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

107.      The Director Defendants owe Plaintiffs and B&N’s other stockholders uncompromising fiduciary duties of loyalty, good faith and due care.

108.      The Director Defendants were under a fiduciary duty to refrain from acting to interfere with the stockholder franchise in the absence of a compelling corporate justification.

109.      By virtue of the facts set forth above, and specifically by adopting the poison pill with a 20% trigger and creating preferential exceptions and special rights for the exclusive benefit of members of the Riggio family in order to prevent a proxy contest, the Director

Defendants breached their fiduciary duties. Because the Riggios effectively control approximately 38.2% of B&N’s shares and the poison pill prevents any other stockholder from obtaining 20% of the shares, a successful proxy contest is not realistically attainable.

110.      No “compelling justification” existed for the Director Defendants’ actions.

111.      The Director Defendants were not acting in good faith, were not acting with an honest belief that the actions were in the best interest of the company or its stockholders, and wholly disregarded the best interest of B&N in taking these actions. B&N was also acting disloyally to Plaintiffs. The poison pill impermissibly interferes with Yucaipa’s and other public stockholders’ right to conduct proxy contests and engage in other protected activities in furtherance of their stockholder franchise. The Court should enjoin the effectuation of the offending provisions of the poison pill identified by Plaintiffs.

112.      The Plaintiffs have no adequate remedy at law.

COUNT VIII – BREACH OF FIDUCIARY DUTY

(Adoption of the Poison Pill With a 20% Trigger And With Exclusive Benefits

to the Riggio Family Constituted Gross Negligence)

113.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

114.      The Director Defendants owe Plaintiffs and B&N’s other stockholders the utmost duty of care.

115.      The Director Defendants were grossly negligent in approving the poison pill with a 20% trigger and when creating preferential exceptions and special rights for the exclusive benefit of members of the Riggio family. The terms of the poison pill were established without any independent advice to the Director Defendants with respect to its terms. The Court should enjoin the effectuation of the offending provisions of the poison pill identified by Plaintiffs.

116.      Plaintiffs have no adequate remedy at law.

COUNT IX – BREACH OF FIDUCIARY DUTY

(Adoption of the Poison Pill With a 20% Trigger And With Exclusive Benefits to the Riggio

Family Constituted Bad Faith)

117.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

118.      The Director Defendants owe Plaintiffs and B&N’s other stockholders uncompromising fiduciary duties of loyalty, good faith and due care. They must act in the good faith belief that their actions are in the Company’s best interest.

119.      By approving and implementing the poison pill with a 20% trigger, the Director

Defendants have breached their fiduciary duties by acting for an improper purpose. The Director

Defendants breached their duty of loyalty by making a bad faith decision to approve the poison pill with a 20% trigger and by creating preferential exceptions and special rights for the exclusive benefit of members of the Riggio family for reasons inimical to the interests of B&N and its stockholders. The Director Defendants’ action in approving the poison pill was taken for entrenchment purposes, and not in reaction to any perceived threat of a hostile takeover. The

Court should enjoin the effectuation of the offending provisions of the poison pill identified by

Plaintiffs.

120.      Plaintiffs have no adequate remedy at law.

COUNT X – DECLARATORY JUDGMENT

121.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

122.      Pursuant to Chapter 65 of Title 10 of the Delaware Code and Court of Chancery

Rule 57, this Court has the power to declare the rights, status or other legal relations of the parties before it. More specifically, Section 6502 of Title 10 permits any person interested under a written contract to obtain a declaration of that person’s rights, status or other legal relations thereunder.

123.      Plaintiffs request that this Court declare the following: All members of the

Riggio family are “Excluded Persons” under the terms of the poison pill and no member of that family may acquire additional shares of the Company without triggering the poison pill.

124.      Plaintiffs have no adequate remedy at law.

COUNT XI – DECLARATORY JUDGMENT

125.      Plaintiffs repeat and reallege the allegations contained in the foregoing paragraphs as if fully set forth herein.

126.      Pursuant to Chapter 65 of Title 10 of the Delaware Code and Court of Chancery

Rule 57, this Court has the power to declare the rights, status or other legal relations of the parties before it. More specifically, Section 6502 of Title 10 permits any person interested under a written contract to obtain a declaration of that person’s rights, status or other legal relations thereunder.

127.      Plaintiffs request that this Court declare the following: Any cooperation,

agreements, arrangements, or understanding with any other stockholder of the Company with respect to a proxy contest for the election of directors or a vote of the stockholders with respect to the poison pill does not trigger the poison pill or that any provision of the poison pill for such is invalid and void.

128.      Plaintiffs have no adequate remedy at law.

*    *    *    *    *    *

WHEREFORE, Plaintiffs pray that this Court enter an Order:

A.      Declaring the Director Defendants in breach of their fiduciary duties of loyalty,

care and good faith;

B.      Enjoining the effectuation of the offending provisions of the poison pill identified by Plaintiffs;

C.      Directing the Directors Defendants to amend the poison pill’s trigger to an amount equal to that controlled by the Riggio family or, alternatively, permanently enjoin the

Riggio family from exercising voting rights for any of their shares above the 20% ownership limit that the poison pill imposes on other stockholders;

D.      Declaring that all members of the Riggio family are “Excluded Persons” under the terms of the poison pill and no member of that family may acquire additional shares of the

Company without triggering the poison pill;

E.      Directing the Director Defendants to amend the poison pill to make explicit that all members of the Riggio family cannot individually or collectively acquire any more common stock without triggering the poison pill;

F.      Declaring that cooperating and/or entering into any agreements, arrangements, or understandings with any other stockholder of the Company with respect to a proxy contest for the election of directors or a vote of the stockholders with respect to the poison pill or any other proposal to be presented to stockholders for vote does not trigger the poison pill or, alternatively,

that any provision of the poison pill prohibiting such action is invalid and void;

G.      Awarding Plaintiffs damages for Defendants’ illegal and improper conduct in an amount to be determined at trial;

H.      Awarding Plaintiffs’ costs and expenses incurred in this action, including, but not limited to, experts’ and attorneys’ fees; and

I.       Awarding such other and further relief as the Court deems just, equitable, and proper.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

/s/ David C. McBride

OF COUNSEL: Stephen D. Alexander J. Warren Rissier Karen J. Pazzani BINGHAM MCCUTCHEN LLP Suite 4400 355 South Grand Avenue Los Angeles, CA 90071-3106 Date: May 5, 2010

David C. McBride (# 408)

William D. Johnston (# 2123)

Martin S. Lessner (# 3109)

Kristen Salvatore DePalma (# 4908)

Emily V. Burton (# 5142)

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, DE 19899-0391

(302) 571-6600

Counsel for Plaintiffs